Exhibit 17

14  December 2022
CONCESSOC 31 SAS
as Shareholder

and

Aerodrome Infrastructure S.à r.l.
as Company

Set-off Agreement

THIS SET-OFF AGREEMENT (the “Agreement”) is made on and effective as of 14 December 2022,
BETWEEN
(1)
CONCESSOC 31 SAS, a simplified joint-stock company (société par actions simplifiée) existing under the laws of France, having its registered office at 1973 boulevard de la Défense, 92000 Nanterre, France, registered with the French Trade and Companies Register of Nanterre under number 918 858 226 R.C.S. Nanterre (the “Shareholder”);

AND
(2)
Aerodrome Infrastructure S.à r.l. (hereinafter the “Company”), a private limited liability company (société à responsabilité limitée), having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B251461 (the “Company”);

each a “Party” and together the “Parties” to this Agreement.
RECITALS
(A)
As of 7 December 2022, the Shareholder holds a receivable against the Company, in an aggregate amount of USD 347,772,546.03 (the “Receivable”), as documented under a promissory note entered into on 7 December 2022 issued by the Company and endorsed the same day in favor of the Shareholder as holder (the “Promissory Note”), as attached hereto as Schedule 1.

(B)
As of 7 December 2022, the Shareholder resolved to increase the share capital of the Company from USD 20,000 to USD 332,792,546.03 by setting-off part of the Receivable in an amount of USD 332,772,546.03. Consequently, as of the date hereof, an amount of USD 15,000,000 remains outstanding under the Receivable and the Promissory Note (the “Outstanding Amount”).

(C)	Pursuant to the terms and conditions of the Promissory Note, the Company hereby notifies the Shareholder of its intention to prepay the Outstanding Amount.
(D)	Therefore, the Outstanding Amount constitutes a receivable which is undisputed, due, and payable (créance certaine, liquide et exigible).
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	CONSTRUCTION
1.1	Definitions
When used in this Agreement, the following terms have the following meanings:
“Agreement” means this contribution agreement.
“Business Day” means any day on which banks are open for general business in Luxembourg and in France.
“Company” has the meaning set out in the above parties section.

“EGM” means the general meeting of shareholder of the Company resolving the Share Capital Increase.
“Outstanding Amount“ has the meaning set out in the above Recitals.
“Party” and “Parties” have the meaning set out in the above parties section.
“Promissory Note” has the meaning set out in the above Recitals.
“Receivable” has the meaning set out in the above Recitals.
“Set-Off” has the meaning set out in clause 2 of this Agreement.
“Share Capital Increase” has the meaning set out in clause 2 of this Agreement.
“Shareholder” has the meaning set out in the above parties section.
1.2	Interpretation
In this Agreement:
(a)	any reference to any agreement is to be construed as a reference to such agreement as it may be amended, supplemented, modified or extended from time to time, whether before or after the date hereof;
(b)	a reference to a person or persons is, where relevant, deemed to be a reference to or to include their respective successors, permitted assignees or transferees, as appropriate;
(c)	reference to clauses are references to, respectively, clauses of this Agreement;
(d)
a reference to a law or regulation or any provisions thereof is to be construed as a reference to such law, regulation or provisions as the same may have been, or may from time to time hereafter be, amended or re-enacted; and

(e)	words denoting the singular include the plural and vice versa;
(f)	words denoting a gender also include the other gender;
(g)	words denoting persons include bodies corporate, partnerships, associations and any other organised groups of persons or entities whether incorporated or not.
1.3	Clause headings
Clause headings are for ease of reference only and shall not affect interpretation.

2.	SHARE CAPITAL INCREASE AND SET-OFF
The Company hereby notifies the Shareholder of its intention to prepay the Outstanding Amount.
Consequently, the Shareholder hereby confirms its intention to increase the Company’s share capital by an amount of USD 15,000,000 so as to increase it from its current amount of USD 332,792,546.03, represented by 20,000 shares without nominal value (the “Shares”), up to USD 347,792,546.03 with effect as of the EGM (the “Share Capital Increase”).
The Parties agree to expressly waive the accrued but unpaid interest due under the Outstanding Amount from 7 December 2022 until the date hereof.
The Parties agree that the Outstanding Amount will be repaid in full by way of set-off (compensation) in accordance with article 1289 and seq. of the Luxembourg Civil Code (the “Set-Off”).
As a consequence of the Set-Off:
−	the subscription price of the Shares is fully paid, i.e., no amount is due by the Shareholder to the Company under the Share Capital Increase;
−	the Outstanding Amount and consequently the Receivable are fully repaid and extinguished.
3.	ADDITIONAL ACTIONS
The Company undertakes to comply with any necessary formalities, make any necessary registrations, notifications, publications and/or filings and take any further action required in respect of the Share Capital Increase.
4.	NO WAIVER
No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered, or operate as, a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
5.	ENTIRE AGREEMENT
This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements with respect hereto between the Parties.
6.	AMENDMENTS
This Agreement may only be amended or supplemented by a written agreement signed by all of the Parties.
7.	ASSIGNMENT
None of the Parties may assign any of their rights under this Agreement without the written consent of the other Party.

8.	COSTS
Each Party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.
9.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, all of which shall together constitute one instrument.
10.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg.
11.	JURISDICTION
The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.
The Parties have executed this Agreement in counterparts, each Party acknowledging receipt of one copy on the date first above written.
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[Signature page – Set-Off Agreement]
The Shareholder
CONCESSOC 31 SAS
/s/ Rémi Maumon de Longevialle Name: Rémi Maumon de Longevialle Title: President
The Company Aerodrome Infrastructure S.à r.l. /s/ Rémi Maumon de Longevialle Name: Rémi Maumon de Longevialle Title: class A manager	/s/ Kent Svensson Name: Kent Svensson Title: class B manager

Schedule 1
Promissory Note